EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 1st day of July, 1998 (the "Effective Date"), by and between IMAGE ENTERTAINMENT INC., a California corporation ("Image"), and MARTIN W. GREENWALD, an individual ("Executive").

                         RECITALS

          WHEREAS, the Board of Directors of Image has determined that because of Executive's substantial experience with respect to sales and marketing, management and other aspects of the business of Image, business relationships in connection with the business of Image, and Executive's past leadership of and familiarity with the clientele served by Image, it is in the best interests of Image to secure the services of Executive and to provide Executive with the compensation and benefits set forth herein; and

          WHEREAS, Executive desires to render to Image, on an exclusive basis, Executive's professional services with respect to Executive's experience and abilities, and Image desires to secure, on an exclusive basis, Executive's services, on the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1.   TERM OF AGREEMENT.

     Except as otherwise expressly set forth herein, this Agreement shall remain in full force and effect for the period commencing as of the date hereof and ending on June 30, 2000 (the "Term"); provided, however, that unless Image or Executive gives written notice of its or his intention not to extend the Term by January 1, 2000 or any subsequent anniversary thereof, then the Term of this Agreement shall automatically be extended for an additional one (1) year commencing on the July 1 immediately thereafter, but shall not in any case be extended beyond June 30, 2005. The capitalized word "Term" as used in other paragraphs of this Agreement (except Paragraph 3(a)) shall include any extensions pursuant to the preceding sentence.

2.   ENGAGEMENT.

     Subject to the terms and conditions contained herein, Image hereby engages the services of Executive (the "Services") and Executive hereby accepts such engagement and agrees to render Executive's Services to Image for the Term. Executive shall report directly to the Image Board of Directors and initially shall have the title of "CHIEF EXECUTIVE OFFICER and PRESIDENT."


     (a) Extent of Services and Duties. Executive shall perform such duties, compatible with Executive's position as an "Executive Officer" (as defined below) and as the Board of Directors of Image may reasonably require. In rendering Services to Image, Executive shall use Executive's best efforts and ability to maintain, further and promote the interests and welfare of Image. At the request of Image, Executive shall serve as an officer or director of Image or any entity controlled by Image or in which it has a substantial direct or indirect interest (any such entity or entities together with Image, the "Company"), without additional compensation; provided that Executive is included on any such entity's directors and officers insurance policy (if any). For purposes of this Agreement "Executive Officer" shall include any person similarly designated as an "Executive Officer" in that person's Employment Agreement with Image.

     (b) Exclusive Engagement. Executive hereby acknowledges and agrees that the engagement of Executive by Image under this Agreement is exclusive and that during the Term hereof Executive shall not, directly or indirectly, whether for compensation or otherwise, engage in any business that is competitive with the business of the Company or that otherwise interferes in any significant respect with the Executive's exclusive commitment and duties under this Agreement, or render any services of a business, commercial or professional nature to any other person or organization that is a competitor of Image or in a business similar to that of Image, without the prior written consent of Image. Notwithstanding the foregoing, Executive may make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization without seeking or obtaining approval by the Board, provided that such activities and services do not substantially interfere or conflict with the performance of duties hereunder or create any conflict of interest with such duties.

3.   COMPENSATION.

     (a) Base Salary. During the Term of this Agreement, Image hereby agrees to pay Executive for all Services to be rendered hereunder a base salary ("Base Salary") at the following rates:

          Period                                                    Annual Rate
          Year ending on the first anniversary of the date hereof   $400,000 per year
          Year ending on the second anniversary of the date hereof  $420,000 per year

          In the event the Term is extended pursuant to Paragraph 1, the Base Salary for each such extension shall be (i) the Base Salary for the year ending on the expiration date of the Term prior to the extension plus (ii) an amount equal to five percent (5%) of the Base Salary.

          The Base Salary will be payable in equal biweekly installments or as otherwise provided in accordance with the regular executive officer compensation pay schedules and procedures in effect from time to time for Image, subject to Paragraph 7 (Withholding/Deductions).

     (b) Bonus Compensation. Executive shall be entitled to participate in a bonus plan available generally to, on terms not substantially less favorable than, and with bonus opportunities not materially disproportionate in the aggregate to the distinctions made for fiscal year 1999 in respect of similarly situated Executive Officers of the Company (other than plans available only to the Chief Executive Officer or President). The level of bonus opportunity and form of payment shall be determined annually by the Board or its Compensation Committee and may be expressed as a multiple of base salary based on performance of the Company relative to a specified target.

          For fiscal year 1999, the cash bonus shall be determined based on a formula utilizing earnings before interest, taxes, depreciation and amortization ("EBITDA") as the applicable performance criterion.
          The specific performance targets for fiscal 1999 are (and for future years will be) confidential business information and provided to Executive on that basis by the Chief Executive Officer upon request. The specific cash bonus payable to Executive for fiscal year 1999 shall be determined by multiplying (i) the percentage determined by dividing Image's actual EBITDA by the target EBITDA (the "Performance Factor") by (ii) the amount equal to 75% of Executive's Base Salary. In order for a bonus award to be paid under the bonus program in fiscal year 1999, the Performance Factor must reach a minimum of 40%. The amount of bonus shall be capped by a Performance Factor of 125%.

          In years following fiscal 1999, annual cash bonuses under this program may be based on different business criteria or models and Performance Factors and Base Salary multiples may change (in the individual case or for all similarly situated officers) as determined annually by the Board of Directors or the Compensation Committee of Image. Image anitcipates that bonus entitlements will be determined on or before the end of the first quarter of the applicable fiscal year and that any bonuses payable shall be paid, provided the Executive is then employed by the Company, no later than the end of the quarter following each fiscal year.

4.   OPTIONS AND OTHER STOCK-BASED AWARDS.

     In addition to Base Salary and Bonus Compensation, Image may grant stock options and other stock-based awards to Executive, in such form and amounts, and at such time or times, as Image's Board of Directors (or, if applicable, the administrators of Image's stock option plans and (subject to shareholder approval) the 1998 Incentive Plan (the "1998 Plan")) shall determine. If this Agreement is terminated early "Without Cause" under Subparagraph 12(b) or upon or following a "Change in Control" under Paragraph 13(d), all unvested options granted to Executive will immediately vest. The vesting of other stock-based awards will depend upon the provisions of the Executive's award agreement and the plan (if any) under which the Awards are granted. Unless this Agreement is terminated early for Cause under Subparagraph 12(a), all options granted to Executive prior to July 1, 1998 shall be exercisable after employment ceases for the longest period permissible under the applicable stock option plan, to the extent the option was vested as of the date of termination, and all options or rights granted on or after July 1, 1998 shall be exercisable as provided in the applicable award or grant.

     Image recognizes hereby that Executive is entitled, subject to shareholder approval of the 1998 Plan, to a grant of 41,791 Restricted Stock Units, in substantially the Form of Performance Restricted Stock Unit Award attached hereto as Exhibit A.

5.   FRINGE BENEFITS.

     (a) Image agrees to provide Executive with fringe benefits including but not limited to the medical, dental, life and short and long-term disability insurance, expense allowance and vacation time described below:

               (i) Medical, Dental, Life & Short and Long-Term Disability Insurance. Image shall purchase (or, if applicable, maintain) during the Term medical, dental, life and short and long-term disability insurance for Executive, and provide coverage under the medical and dental policies for Executive's direct dependent beneficiaries (e.g., spouse and minor children), on terms no less favorable than the terms and conditions in effect as of the date hereof and at all times at least equal to that received by any other Executive Officer (collectively, "Insurance").

               (ii) Business/Travel Expenses.  Executive shall be
                    reimbursed in full for all reasonable and actual out-of-pocket business and travel expenses incurred in the performance of Executive's Services, on terms and at all times at least equal to that received by any other Executive Officer, provided Executive shall first present an itemized account of such expenditures together with supporting vouchers.

              (iii) Vacation Time.  Executive is entitled to
                    4 weeks of paid vacation time per year of the Term, but may accrue no more than 8 weeks vacation during the Term. Any unused vacation time as of June 30, 1998 will continue to be available through the Term and will not be subject to any offset, reduction or deduction until such time as the then accrued vacation time available under the foregoing sentence has been used.

     (b)  CEO Fringe Benefits.  Notwithstanding the foregoing,
          Image agrees to also provide Executive with the following fringe benefits:

               (i)  Personal Life and Disability Insurance.
                    Image shall purchase (or, if applicable, maintain) during the Term personal life and disability insurance for Executive on terms no less favorable than the terms and conditions in effect as of the date hereof; provided, however, that the aggregate annual premium payment for such coverage together with payment for any non-reimbursable medical expenses (i.e., medical expenses not covered by the policy) shall not exceed $30,000 per annum. Executive shall have the exclusive right to name the beneficiaries of such coverage.

               (ii) Personal Expenses.  Executive shall receive
                    an unaccountable, personal expense allowance annualized at $65,637.31 per year for the first year of the current Term, payable in equal monthly installments of $ 5469.78. For each year of the Term commencing on the first anniversary of the date hereof, Executive will receive a 5% increase to Executive's then personal expense allocation.

              (iii) Company Car.  Executive shall be
                    entitled to the use of a company car and to reimbursement for all reasonable expenses incurred in connection with the use of such car, including but not limited to the costs of gasoline, maintenance/service and car insurance.

6.   SEVERANCE.

     Upon expiration of the Term, Executive shall be entitled to receive:

     (a)  Base Salary continuation for a period of 6 months; and

     (b) any Bonus Compensation payable but not previously paid for any prior completed fiscal year, if Executive has remained employed for the period contemplated by Subparagraph 3(b); plus a prorated portion of Bonus Compensation, if any, otherwise payable pursuant to Subparagraph 3(b) for 6 months or any partial fiscal year that has occurred prior to the expiration of the Term, whichever is greater, payable only if and when the amount thereof is determined in accordance with the terms of the bonus opportunity or entitlement; and

     (c)  Insurance continuation for a period of 6 months.

7.   WITHHOLDING/DEDUCTIONS.

     There shall be deducted from all compensation payable to Executive hereunder such sums, including without limitation, social security, income tax withholding and unemployment insurance, as Image is by law obligated to deduct and additionally as the Executive may duly authorize.

8.   CONFIDENTIALITY.

     In consideration of the payments to be received hereunder, Executive agrees as follows:

     (a) That during the Term of this Agreement he will have access to and become acquainted with various "Trade Secrets" (as defined below) and proprietary information of Image. Except as Executive's duties may require or as Image may otherwise consent to in writing, Executive will not at any time disclose or use to the detriment of Image or the sole benefit of Executive, either directly or indirectly, and either during or subsequent to the Term hereof, any information, knowledge or data he receives in confidence or acquires from Image or which relates to the Trade Secrets of Image. For purposes of this Agreement "Trade Secrets" shall include, but not be limited to:

               (i)  Financial information, such as Image's
                    earnings, assets, debts, prices, pricing structure, volumes of purchases or sales or other financial data, whether relating to Image generally, or to particular products, services, geographic areas, or time periods;

               (ii) Supply and service information, such as goods
                    and services, suppliers' names or addresses, terms of supply or service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to Image, the details of which are not generally known:

              (iii) Marketing information, such as details
                    about ongoing or proposed marketing programs or agreements by or on behalf of Image, sales forecasts or results of marketing efforts or information about impending transactions;

               (iv) Licensing or Distribution information, such
                    as details about ongoing or proposed
                    negotiations or agreements by or on behalf of Image, terms and details of such negotiations or agreements or results of licensing or distribution efforts or information about impending transactions; or,

               (v) Customer information, such as any compilation of past, existing or prospective customers, customers' proposals or agreements between customers and status of customers accounts or credit, or related information about actual or prospective customers.

     (b) That all files, records, documents, data information and customer lists are special, valuable and unique assets of Image and are essential to its continued business success, and that under no circumstance during the Term hereof or subsequent thereto will he influence or attempt to influence any employee of Image to terminate his or her employment with Image to work for any competitor of Image, nor shall the Executive solicit, directly or indirectly, any customers of Image or disclose or use for the purpose of such solicitation. without the prior written consent of Image, any files, records, document, data, information, customer lists or any other proprietary information of Image.

     (c) Executive acknowledges that any violation of the terms of this Paragraph 8 will constitute a material breach of this Agreement and will cause Image immediate and irreparable harm and that the damages which Image will suffer may be difficult or impossible to measure. Therefore, upon any actual or impending violation of this Paragraph 8, Image shall be entitled to the issuance of a restraining order, preliminary and permanent injunction, without bond, restraining or enjoining such violation by Executive or any entity or person acting in concert with Executive. Such remedy shall be additional to and not in limitation of any other remedy which may otherwise be available to Image.

9.   INDEMNIFICATION OF EXECUTIVE.

     Image will, to the maximum extent permitted by law, indemnify and hold Executive harmless against expenses, including reasonable attorney's fees, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of Executive's employment by Image. Image shall advance to Executive any expenses incurred in defending any proceeding to the maximum extent permitted by law. Image will at all times maintain directors' and officers' liability insurance ("D&O Insurance"), or have sufficient funds to self-insure, in amounts and on terms at least as favorable as the D&O Insurance policy in effect on the date hereof.

10.  DEATH.

     In the event of Executive's death, this Agreement will terminate on the last day of the calendar month of Executive's death. In such event, Executive's personal representative, heirs or beneficiaries entitled by will or the laws of descent and distribution shall be entitled to receive only:

     (a) Base Salary continuation for a period of 6 months or the expiration of the Term, whichever occurs first; and

     (b) any Bonus Compensation payable but not previously paid for any prior completed fiscal year, if Executive has remained employed for the period contemplated by Subparagraph 3(b); plus a prorated portion of Bonus Compensation, if any, otherwise payable pursuant to Subparagraph 3(b) for 6 months or any partial fiscal year that has occurred prior to the expiration of the Term, whichever is greater, payable only if and when the amount thereof is determined in accordance with the terms of the bonus opportunity or entitlement; and

     (c) dependent Insurance continuation for a period of 6 months or the expiration of the Term, whichever occurs first.

11.  PERMANENT DISABILITY/SUSPENSION.

     If Executive fails, because of physical or mental illness, incapacity or injury ("disability"), and other than in connection with an authorized leave of absence, to perform a majority of Executive's usual duties for a period of longer than 120 consecutive days or an aggregate 150 days in a 12-month period, but subject to compliance with applicable law, Image's obligation to pay Base Salary will be suspended. If the suspension because of disability is reasonably anticipated to exceed 180 consecutive days, or an aggregate 210 days in a 12-month period, Image may terminate this Agreement effective upon 30 days prior written notice to Executive. In such event, Executive shall be entitled to receive:

     (a)  Base Salary continuation for a period of 6 months; and

     (b) any Bonus Compensation payable but not previously paid for any prior completed fiscal year, if Executive has remained employed for that year; plus a prorated portion of Bonus Compensation, if any, otherwise payable pursuant to Subparagraph 3(b) for 6 months or any partial fiscal year that has occurred prior to the suspension of Executive's duties due to disability, whichever is greater, payable only if and when the amount thereof is determined in accordance with the terms of the bonus opportunity or entitlement; and

     (c)  Insurance continuation for a period of 6 months.

     Disagreement as to the severity, characterization or anticipated duration of a disability or suspension and/or the date such disability/suspension commenced shall be settled by the majority decision of three neutral arbitrators (or licensed physicians, if the parties so agree) - one to be selected by each party to the dispute, the two thus appointed shall choose the third, and the three thus appointed shall constitute the board of arbitration. Such board, acting by majority vote within 30 days after choosing the third arbitrator, shall resolve such disagreement and their decision shall be final and binding on Executive, Image and any other person with an interest in the matter.

12.  TERMINATION.

     (a) "Cause." In the event of "Cause" (as defined below), Image may terminate this Agreement at any time effective upon delivery of written notice to Executive. In such event, all of Image's obligations hereunder will immediately terminate without further liability. Moreover, Executive shall not be entitled to receive any severance, fringe benefits, compensation or other such rights hereunder, nor shall Executive be entitled to receive any Bonus Compensation otherwise payable pursuant to Subparagraph 3(b). For purposes of this Agreement "Cause" shall include, but is not limited to:

               (i)  Executive's (a) fraud, dishonesty or
                    felonious conduct or breach of fiduciary duty; (b) willful misconduct or gross negligence in the performance of Executive's duties hereunder; (c) knowing and willful or negligent violation (including conduct in respect of Executive's supervisory responsibilities) of any law, rule or regulation or other wrongful act that causes or is likely to cause harm or loss to the Company; or (d) conviction of a felony or misdemeanor (other than minor traffic violations or similar offenses that do not affect the business or reputation of the Company); or

               (ii) Executive's breach of any material provision
                    of this Agreement or any other material
                    agreement between Image and Executive,
                    whenever executed, provided, however, that bona fide disagreements or disputes as to expense reimbursement shall not be deemed fraud or felonious conduct or Executive's breach of any material provision of this Agreement.

     (b) "Without Cause." Notwithstanding anything contained herein to the contrary, if this Agreement is terminated prior to expiration of the Term for any reason other than (i) pursuant to Paragraph 10 or 11, (ii) for Cause or (iii) because of voluntary termination (whether or not in breach of this Agreement), this Agreement shall be deemed to have been terminated "Without Cause", and if such termination occurs prior to a Change in Control, Executive shall be entitled to receive all of the compensation, rights and benefits described in Paragraphs 3, 4 and 5 through the expiration of the Term and the severance described in Paragraph 6, as if this Agreement were in full force.

13.  CHANGE IN CONTROL.

     Notwithstanding anything contained herein to the contrary, the terms and conditions of this Paragraph 13 shall control upon or following a "Change in Control" (as defined below).

     (a) Termination. If (1) this Agreement is terminated prior to expiration of the Term for any reason other than (a) pursuant to Paragraph 10 (Death) or 11 (Permanent Disability/Suspension), (b) for Cause or (c) because of a voluntary termination (other than for Good Reason) and whether or not in breach of this Agreement, or (2) Executive terminates this Agreement for Good Reason under Paragraph 13(d), Executive shall be entitled to receive all of the compensation, rights and benefits described in Paragraphs 3, 4 and 5 for a period of one year following the effective date of termination or through the expiration of the Term, whichever is longer, and the severance described in Paragraph 6, as if this Agreement were in full force. If any other Executive Officer's options are acquired pursuant to a Change in Control, Executive's options will be acquired on the same terms as any other Executive Officer. Executive must receive 30 days prior written notice of termination regardless of the reason for termination.

     (b) "Change in Control Prior to Effective Date." With respect to options granted prior to the Effective Date, "Change in Control" shall mean and be deemed to have occurred on the earliest of the following dates:

               (i) the date, pursuant to Section 13(d) of the Act and the rules promulgated thereunder, a person shall have acquired beneficial ownership of more than 45% of the Voting Stock;

               (ii) the date the persons who were members of the
                    Board at the beginning of any 24-month period shall cease to constitute a majority of the Board, unless the election, or the nomination for election by Image's shareholders, of each new director was approved by two-thirds of the members of the Board then in office who were in office at the beginning of the 24-month period; or

              (iii) the date Image's shareholders shall
                    approve a definitive agreement (a) to merge or consolidate Image with or into another corporation, unless the holders of Image's capital stock immediately before such merger or consolidation will, immediately following such merger or consolidation, hold as a group on a fully-diluted basis the ability to elect at least a majority of the directors of the surviving corporation (assuming cumulative voting, if applicable), or (b) to sell or otherwise dispose of all or substantially all the assets of Image.

     (c) "Change in Control After Effective Date." For purposes of this Agreement and of options and other stock-based awards granted after the Effective Date, "Change in Control" shall mean and be deemed to have occurred on the earliest of the following dates or events:

               (i) the date of an acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 under Exchange Act) or a pecuniary interest in more than 45% of the Common Stock or voting securities then entitled to vote generally in the election of directors of Image ("Voting Stock"), other than an acquisition by one or more Excluded Persons (Image, Image Investors Co., or Messrs. John Kluge, Stuart Subotnick or Executive) in connection with a new issuance of Voting Stock (or rights to acquire Voting Stock) after the effective date of the 1998 Plan by Image to the Excluded Person in a transaction that the Committee determines (in advance of the issuance) does not constitute a Change in Control event;

               (ii) approval by the shareholders of Image of a
                    plan of merger, consolidation, or
                    reorganization of Image or sale or other disposition of all or substantially all of Image's assets involving a more than 50% change in ownership (collectively, a "Business Combination"), other than a Business Combination: (1) (a) in which substantially all of the holders of Image's Voting Stock hold or receive directly or indirectly 50% or more of the voting stock of the resulting entity or a parent company thereof, and (b) after which no Person (other than any one or more of the Excluded Persons, as defined above) owns more than 50% of the voting stock of the resulting entity (or a parent company) who did not own directly or indirectly at least that amount of Voting Stock immediately before the Business Combination; or (2) in which the holders of Image's capital stock immediately before such Business Combination will, immediately after such Business Combination, hold as a group on a fully diluted basis the ability to elect at least a majority of the directors of the surviving corporation (or a parent company);

              (iii) approval by the Board of Directors and
                    (if required by law) by shareholders of Image of a plan to consummate the dissolution or complete liquidation of Image; or

               (iv) the date the persons who were members of the
                    Board of Directors at the beginning of any 24-month period shall cease to constitute a majority of the Board, unless the election, or the nomination for election by Image's shareholders, of each new director was approved by two-thirds of the members of the Board of Directors then in office who were in office at the beginning of the 24-month period.

          For purposes of determining whether a Change in Control has occurred, a transaction includes all transactions in a series of related transactions, and terms used in this definition but not defined are used as defined in the 1998 Plan.

     (d) Executive's Right to Terminate For Good Reason. During the Term, Executive shall be entitled to terminate Executive's employment with Image for "Good Reason" (as defined below) following a Change in Control. For purposes of this Agreement "Good Reason" shall mean any of the following events which occurs without Executive's express written consent following a Change in Control:

               (i)  the assignment of any duties materially
                    inconsistent with Executive's status as an Executive Officer or a substantial reduction in the nature or status of Executive's responsibilities from those in effect immediately prior to a Change in Control other than any such alteration primarily attributable to the fact that Image may no longer be a public company;

               (ii) a reduction by Image in Base Salary;

              (iii) the relocation of Image's principal
                    executive offices to a location more than 35 miles from the current locale or Image's requiring Executive to be based anywhere other than Image's principal executive offices except for required travel on Image's business to an extent substantially consistent with Executive's present travel obligations;

               (iv) the failure by Image to continue in effect
                    without material change any compensation or benefit plan in which Executive is entitled to participate, or the failure by Image to continue Executive's participation therein, or the taking of any action by Image which would directly or indirectly materially reduce any of the benefits of such plans enjoyed by Executive immediately prior to the Change in Control, or the taking of any other action by Image which materially adversely changes the conditions or perquisites of Executive's employment;

               (v) the failure of Image to obtain a successor's assumption and agreement to perform this Agreement, unless the assumption occurs by operation of law;

               (vi) any purported termination of employment which
                    is not effected pursuant to
                    Subparagraph 13(a), any such purported
                    termination shall not be effective for
                    purposes of this Agreement;

              (vii) the failure of Image to maintain
                    adequate D&O insurance coverage pursuant to the terms of this Agreement, unless such insurance is not available on commercially reasonable terms; or

             (viii) the breach by Image of any material term
                    of this Agreement.

          The rights provided under this Paragraph 13(d) to terminate for Good Reason shall not adversely affect any rights of Executive whether before or after a Change in Control in respect of a breach of this Agreement by Image.

     (e) Legal Fees and Expenses. If Executive is terminated following a Change in Control and Executive shall incur any legal fees or expenses as a result of (i) seeking to obtain or enforce any right or benefit provided by this Agreement or (ii) a claim of wrongful discharge or breach of this Agreement, Image agrees to pay or reimburse Executive for such fees and expenses; provided, however, that any claims giving rise to such fees or expenses must be made in good faith and for good cause. In the event there is a dispute regarding Executive's good faith or the merits of Executive's claim, and it is determined by the court that the claim lacked merit or was made in bad faith, Executive shall be limited to recovering only such fees and expenses, if any, as the court shall determine.

14.  GENERAL PROVISIONS.

     (a) Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of the parties hereto, and any of their heirs, legatees, devisees, personal representatives, assigns and successors in interest of every kind and nature whatsoever. The parties hereto agree that Executive's services are personal and that this Agreement is executed with respect thereto. Executive shall have no right to sell, transfer or assign this Agreement in any manner whatsoever.

     (b) Entire Understanding; Amendment. This Agreement and the Exhibit hereto constitute the entire understanding and agreement between the parties with respect to the subject matter hereof and supersede (i) any and all prior and preliminary discussions, (ii) any and all prior written or oral and any and all contemporaneous written or oral agreements, understandings and negotiations between the parties; including but not limited to prior written or oral employment agreements and severance agreements, and (iii) the Employment Agreement between Image and Executive dated July 1, 1994, as amended through July 1, 1997. There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth or referred to herein. This Agreement shall not be modified, amended or altered except by an instrument in writing executed by the parties hereto.

     (c) Severability. In case one or more of the provisions contained in this Agreement (or any portion of any such provision) shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement (or any portion of any such provision), but this Agreement shall be construed as if such invalid, illegal or unenforceable provision (or portion thereof) had never been contained herein.

     (d) Waiver. The failure by Image, at any time, to require performance by Executive of any of the provisions hereof, shall not be deemed a waiver of any kind nor shall it in any way affect Image's rights thereafter to enforce the same.

     (e) Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given
          24 hours after deposit thereof for mailing at any general or branch United States Post Office, enclosed in a registered or certified postpaid envelope and addressed as follows:

          To Image:  IMAGE ENTERTAINMENT, INC
                     9333 Oso Avenue
                     Chatsworth, CA  91311
                     Attn: General Counsel

          To Executive:  MARTIN GREENWALD
                         605 N. Alpine Drive
                         Beverly Hills, CA 90210

          The parties hereto may designate a different place at which notice shall be given; provided, however, that any such notice of change of address shall be effective only upon receipt.

     (f) Good Faith. The parties hereto shall perform, fulfill and discharge their duties and obligations hereunder in a reasonable manner in good faith.

     (g) Governing Law. This Agreement and all rights, obligations and liabilities arising hereunder shall be construed and enforced in accordance with the laws of the State of California.

     (h) Attorneys' Fees. Subject to Paragraph 13(e), in the event it becomes necessary to commence any proceeding or action to enforce the provisions of this Agreement, the court before whom the same shall be tried may award the prevailing party all costs and expenses thereof, including without limitation, reasonable attorney's fees, the usual, customary and lawfully recoverable court costs, and all other expenses in connection therewith.

     (i) Advice of Counsel. The parties represent and warrant that in executing this Agreement, they have each had the opportunity to obtain independent financial, legal, tax and other appropriate advice, and are not relying upon any other party or the attorneys or other agents of such other party) for any such advice.

     (j) Subject Headings and Defined Terms. Subject headings and choice of defined terms are included for convenience only and shall not be deemed part of this Agreement.

     (k) Cumulative Rights and Remedies. The rights and remedies provided for in this Agreement shall be cumulative; resort to one right or remedy shall not preclude resort to another or to any other right or remedy provided for by law or in equity.



     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.


IMAGE ENTERTAINMENT, INC.               EXECUTIVE

By: /s/ Cheryl Lee                  /s/ Martin W. Greenwald
   ------------------------------  ----------------------------------
   Cheryl Lee                      Martin W. Greenwald, an individual
Its:  Chief Adminstrative Officer

                                   605 N. Alpine Dr.
                                   Beverly Hills, CA 90210



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